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[Southern Farm Bureau letterhead]


                                                          April 26, 2001



Southern Farm Bureau Life Insurance Company
1401 Livingston Lane
Jackson, Mississippi 39213

Gentlemen:

This opinion is furnished in connection with the registration by Southern Farm Bureau Life Insurance Company of a flexible premium deferred variable annuity contract ("Contract") under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 (File No. 333-79865) describes the Contract. I have provided actuarial advice concerning the preparation of the contract form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 2 to the Registration Statement.

                                    Sincerely,

                                    /s/ Kenneth P. Johnson

                                    Kenneth P. Johnson, FSA, MAAA
                                    Vice President, Product Development
                                    Southern Farm Bureau Life Insurance Company